EXHIBIT 3

                             SECURED PROMISSORY NOTE

$4,000,000                                                        April 10, 2004


         FOR VALUE RECEIVED, at the times hereinafter stated, the undersigned, RACEWAY VENTURES, LLC, a Florida limited liability company (the "Borrower") promises to pay to ALL CAPITAL, LLC, a Nevada limited liability company, or order (the "Lender"), at 1055 East Tropicana Avenue, Suite 700, Las Vegas, Nevada 89119, or at such other place as the holder hereof may from time to time designate in writing, in legal tender of the United States of America, the principal sum of Four Million Dollars ($4,000,000)(the "Loan"), with interest from the date hereof on the unpaid principal balance from time to time outstanding, at the rate of nine percent (9%) per annum (the "Interest Rate"). All interest shall be computed on the basis of a 360-day year and actual days elapsed.

         Interest shall accrue and be payable to Lender on demand on all fees, costs and advances due and payable to Lender and on all unpaid interest due and payable to Lender.

         Although interest will accrue from the date of this Note at the Interest Rate, interest shall be due and payable at the rate of only One and Seventy-Five/100's percent (1.75%) per annum in monthly installments commencing on the first day of the first calendar month following the date of this Note and on the same day of each and every successive month thereafter until the twenty-ninth (29th) day following the date that the State of New York authorizes Mid-State Raceway, Inc., a New York corporation, or its successors or assigns, to operate video lottery terminals for gaming by adult members of the general public at Vernon Downs Racetrack in Vernon, New York. The date that the State of New York authorizes Mid-State Raceway, Inc. or its successors or assigns to operate video lottery terminals for gaming by adult members of the general public at Vernon Downs Racetrack in Vernon, New York is hereinafter referred to as the "VLT Commencement Date." Commencing on the thirtieth (30th) day following the VLT Commencement Date and on the same day of each and every successive month thereafter, interest accrued during the preceding month shall be due and payable on a current basis at the Interest Rate. In addition, commencing on the thirtieth (30th) day following the VLT Commencement Date and on the same day of each and every successive month thereafter for the next three months, twenty-five percent (25%) of the excess of (i) all of the interest accrued from the date of this Note at the Interest Rate, over (ii) all of the interest payable to Lender on a current basis prior to the thirtieth (30th) day following the VLT Commencement Date, shall be due and payable to Lender. The entire unpaid balance of principal and all accrued and unpaid interest shall be due and payable in full on the five hundred forty eighth (548th) day following the date of this Note (the "Maturity Date").

         This Note is secured by, among other instruments, a Stock Pledge and Security Agreement (the "Stock Pledge Agreement") of even date herewith from Borrower, as Pledgor, to Craig D. Burr, Esq., as Pledge Holder (identified in the Stock Pledge and Security Agreement of even date), for the benefit of Lender, encumbering, among other things, the interest of Borrower in certain



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shares of common stock and warrants of Mid State Raceway, Inc., a New York corporation.

         Borrower shall have the right to prepay the Loan without penalty in whole or in part upon not less than one (1) days prior written notice to Lender. Upon any such prepayment, Borrower shall also pay all accrued interest. All payments on this Note shall be applied first to fees, costs, and advances due and payable to Lender under this Note or under any of the other documents evidencing or securing the Loan; second to the payment of accrued interest; and third to the payment of principal of the Loan.

         If any fees, costs, expenses or advances are due and payable to Lender under this Note or any of the other documents evidencing or securing the Loan, such fees, costs and advances shall bear interest at the Default Rate (as hereinafter defined). If interest is unpaid, it shall bear interest at the Default Rate (as hereinafter defined). Accrued and unpaid interest shall be compounded monthly. Borrower acknowledges that the foregoing, and other provisions of this Note, shall result in compounding of interest on a monthly basis and Borrower agrees thereto pursuant to the provisions of Nevada Revised Statutes 99.050 or other applicable law.

         Borrower agrees with Lender that it would be extremely difficult or impracticable to fix the actual damages of Lender in the event that any payment of interest or principal hereunder shall not be paid when due and that Lender will incur extra administrative expenses and loss of use of funds; therefore, Borrower agrees to pay Lender, in the event a payment of interest or principal is not made within five (5) days after the date it is due, an additional amount equal to five percent (5%) of such late payment. Nothing in this Note shall be construed as an express or implied agreement by Lender to forbear in the collection of any delinquent payment, or be construed as in any way giving the Borrower the right, express or implied, to fail to make timely payments hereunder, whether upon payment of such damages or otherwise. The right of the holder hereof to receive payment of such damages, and receipt thereof, are without prejudice to the right of such holder to accrue and charge interest on the delinquent payments from the due date thereof; to collect such delinquent payments and any other amounts provided to be paid hereunder or under any security for this Note; or to declare a default hereunder or under any security for this Note.

         Failure to make any payment of principal and/or interest or to otherwise perform hereunder or under any other promissory note executed, or to be executed, by Borrower in favor of Lender, or a default or Event of Default by Borrower under the terms of the Stock Pledge and Security Agreement, or a default by Borrower under any other agreement or instrument evidencing or securing the indebtedness evidenced hereby, or any other obligations of Borrower to the holder hereof, shall constitute a default hereunder and shall, at Lender's option, cause all of the unpaid principal of this Note, with interest accrued thereon and any other sums due under the Stock Pledge and Security Agreement or other instruments, to become immediately due and payable.

         Upon default hereunder, whether or not there is an acceleration of the maturity of the Loan, all amounts then unpaid under this Note, the Stock Pledge and Security Agreement or any other instrument evidencing or securing


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the Loan, any accrued and unpaid interest payable to Lender from time to time and any unpaid fees, costs, expenses or advances payable to Lender from time to time, whether due and owing at the time of default or at any time thereafter, shall bear interest after the date of default at the rate of twenty one percent (21%) per annum (the "Default Rate"). Delay or failure to exercise any option or right shall not constitute a waiver of the right to exercise same at any time thereafter or in the event of any continuing or subsequent default.

         The acceptance of any payment hereunder which is less than payment of all amounts then due and payable shall not constitute a waiver of any of the rights or options of the holder hereof or to the exercise of those rights and options at the time of such acceptance or at any subsequent time. Principal, interest and other sums shall be payable by Borrower in lawful money of the United States of America in immediately available funds free and clear of, and without deduction for, any present or future taxes, withholdings or costs or reserves. No payment shall be deemed to have been received by Lender unless it consists of cash or other immediately available funds or until the proceeds of any check have been received by Lender in immediately available funds. Any payment received after 2:00 p.m. Pacific time on a day shall not be deemed to have been received until the next business day.

         In the event that suit is brought hereon, or any attorney is employed or expenses are incurred by Lender in connection with the Loan whether or not any suit, proceeding or any judicial or non-judicial foreclosure proceeding is commenced, Borrower promises to pay all such expenses and reasonable attorneys' fees, including, without limitation, any attorneys' fees incurred in any bankruptcy proceeding.

         This Note shall be construed and enforced in accordance with the internal laws of the State of Nevada. Borrower agrees that Lender shall have the rights and remedies available to a creditor under the internal laws of the State of Nevada. Borrower consents to the personal jurisdiction of the appropriate state or federal court located in Las Vegas, Nevada.

         No waiver by Lender of any right or remedy shall be effective unless in writing and signed by Lender, and no such waiver, on any occasion, shall be construed as a waiver on any other occasion. Borrower waives any right of offset now or hereafter existing against the holder hereof. In the event that this Note is executed by two or more persons or entities as Borrower, the liability of such persons or entities for the amounts due hereunder shall be joint and several.

         Each maker, endorser and guarantor jointly and severally and to the extent permitted by law waives notice of intent to accelerate, acceleration, demand, presentment for payment, protest and notice of protest and non-payment of this Note; waives any and all lack of diligence or delays in the collection or enforcement hereof; and expressly agrees to remain and continue bound for the payment of the principal, interest and other sums provided for by the terms of this Note, Stock Pledge and Security Agreement or any other document evidencing or securing the Loan, notwithstanding any extension of time for the payment of said principal or interest or other sum, or any change in the amount agreed to be paid under this Note, Stock Pledge and Security Agreement or any other document evidencing or securing the Loan, or any change by way of release or surrender, exchange or substitution for any


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security or other collateral now held or which may hereafter be held as security for this Note, and waives all and every kind of notice of such extension or change, and agrees that the same may be made without notice to or joinder of Borrower or any other party.

         Any provision herein, or in any document securing this Note, or in any other document executed or delivered in connection herewith, or in any other agreement or commitment, whether written or oral, express or implied, to the contrary notwithstanding, neither Lender nor any holder of this Note shall ever be entitled to receive or collect, nor may amounts received hereunder be credited, in such a manner that Lender or any holder hereof would be paid, as interest, a sum greater than the maximum amount permitted by Applicable Law to be charged to the person, partnership, firm or corporation primarily obligated to pay this Note at the time in question (hereinafter called the "Maximum Rate"). If any construction of this Note or any document securing this Note, or any and all other papers, agreements or commitments, shall indicate a different right given to Lender or any holder hereof to ask for, demand or receive any larger sum as interest, such is a mistake in calculation or wording which this clause shall override and control, it being the intention of the parties that this Note, and all other instruments securing the payment of this Note or executed or delivered in connection herewith, shall in all things comply with Applicable Law and that proper adjustments shall automatically be made accordingly. If Lender or any holder hereof ever receives, collects or applies as interest any turn in excess of the Maximum Rate, such excess amount shall be applied to the reduction of the unpaid principal balance of this Note, and if this Note is paid in full, any remaining excess shall be paid to Borrower. In determining whether the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, Borrower and Lender or any holder of this Note shall, to the maximum extent permitted under Applicable Law, characterize any non-principal payment as an expense or fee rather than as interest, exclude voluntary prepayments and the effects thereof, and "allocate and spread" the total amount of interest throughout the entire term of this Note so that the interest rate is uniform throughout the entire term of this Note; provided, that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the interest permitted at the Maximum Rate, Lender or any holder hereof shall refund to Borrower the amount of such excess or return any consideration or credit the amount of such excess against the aggregate unpaid principal balance of all advances made by Lender or any holder hereof under this Note at the time in question.

         Notwithstanding any other provision of this Note to the contrary, any controversy or claim arising under or relating to this Note or any of the documents or transactions referred to herein or contemplated hereby or the breach thereof shall be settled by binding arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in English and shall occur in Las Vegas, Nevada. There shall be three (3) arbitrators; Lender shall designate one (1) arbitrator, Borrower shall designate one (1) arbitrator and the third shall be chosen by Lender and Borrower from a list of neutral arbitrators provided by the AAA. The arbitrators designated by Lender and Borrower are not required to be neutral


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arbitrators. Lender and Borrower shall bear the costs of the arbitration in equal shares, subject to the right of the arbitrators to reallocate the costs in their award as provided in the AAA rules. The parties shall bear their own attorneys' fees in connection with the arbitration, subject to the right of the arbitrators to reallocate the attorney's fees in conjunction with their award. The arbitrators shall render their decision within fourteen (14) days of the conclusion of the arbitration hearing. In the event litigation arises concerning this Agreement (such as to enforce an arbitration award), jurisdiction and exclusive venue for such litigation shall be in a court of competent jurisdiction located in Clark County, State of Nevada; however, the parties shall also have the right to enforce a judgment in any court of competent jurisdiction. For the purpose of aiding the arbitration and/or preserving the rights of the parties during the pendency of an arbitration, the parties shall have the right to seek preliminary and/or emergency equitable relief in any court of competent jurisdiction and shall be entitled to conduct discovery in conformity with the applicable rules of civil procedure.

         Borrower states that this Note is good, valid, and in all respects free from all defenses, both in law and in equity, and that any person relying on said instruments or otherwise acquiring any interest therein may do so in reliance upon the truth of the matters herein recited.

                                     MAKER:

                                     RACEWAY VENTURES, LLC, a Florida
                                     limited liability company


                                     By: /S/ Steven F. Cohen
                                         --------------------
                                     Name: Steven F. Cohen
                                     Title: Authorized Member